EXHIBIT 3
---------



            THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN TAKEN BY THE ISSUEE FOR INVESTMENT PURPOSES. SAID SECURITIES MAY NOT BE SOLD OR TRANSFERRED
(A) UNLESS THEY HAVE BEEN REGISTERED UNDER SAID ACT, OR (B) UNLESS SUCH REGISTRATION IS EXPRESSLY WAIVED BY THE COMPANY, OR THE TRANSFER AGENT (OR THE COMPANY, IF THEN ACTING AS ITS TRANSFER AGENT) IS PRESENTED WITH A WRITTEN OPINION SATISFACTORY TO COUNSEL FOR THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE CIRCUMSTANCES OF SUCH SALE OR TRANSFER.




                         BELL NATIONAL CORPORATION

                       COMMON STOCK PURCHASE WARRANT
                       -----------------------------


December 4, 1998                                    Certificate No. W-___

      Bell National Corporation, a California corporation (the "Company") hereby certifies that, for value received, ____________ (the "Holder") or his or its successors or assigns, is entitled, subject to the terms set forth below, to purchase from the Company _______________________________________________ (______) fully paid and non-assessable shares of Common Stock (as defined in Section 11 hereof), such amount representing, when added to the Common Stock received, and Common Stock issuable upon the exercise of the other warrants received, by the InPath Members under the Stock and Membership Interest Exchange Agreement among the Company, InPath, LLC, and the InPath Members, dated as of December 4, 1998 (the "Exchange Agreement"), fifty percent (50%) of the issued and outstanding shares of Common Stock of the Company computed on a fully diluted basis, excluding 696,570 shares designated as "4-B Shares" by the Debtors Plan of Reorganization of December 30, 1986, filed in the United States District Court for the Northern District of California in case No. 3-85-01696-LK (such amount hereinafter referred to as "50% on a fully diluted basis"), at a price of $.001 per share of Common Stock (the "EXERCISE PRICE"). The number and character of such shares of Common Stock and the Exercise Price are subject to adjustment as provided herein. For purposes of determining the number of shares of Common Stock issuable to the Holder, (a) all computations hereunder shall be made on a fully diluted basis after giving effect to the exercise of all outstanding warrants, options, rights, agreements, or other commitments or obligations of any kind of the Company to issue shares of Common Stock that exist, whether or not then exercisable, as of the date of exercise of this Warrant, and (b) there shall be excluded from the number of shares deemed outstanding for the purposes of any fully diluted basis computations any Common Stock or warrants, options, rights, agreements or other commitments or obligations to issue Common Stock issued after the date hereof which are unanimously approved by the Board of Directors of the Company and the Chief Executive Officer of InPath.

      This Warrant is subject to the following provisions:

      1.    DEFINITIONS.

      Terms defined in the Exchange Agreement and not otherwise defined herein are used herein with the meanings so defined. Certain terms are used in this Warrant as specifically defined in Section 11 hereof.

      2.  EXERCISE OF WARRANT.

      2.1 REDEMPTION PERIOD. The Company shall redeem the purchase rights represented by this Warrant by delivering the above stated amount of Common Stock on the earlier of (i) the date of the meeting of stockholders of the Company contemplated by Section 7.4 (b) of the Exchange Agreement and (ii) March 30, 1999, or such later date to which the Chief Executive Officer of InPath may agree for the holding of such meeting (the "REDEMPTION PERIOD").

      2.2 EXERCISE PERIOD. The Holder may exercise, in whole or in part, the purchase rights represented by this Warrant at any time and from time to time after the earlier of (i) the date of the meeting of stockholders of the Company contemplated by Section 7.4 (b) of the Exchange Agreement, and
(ii) March 30, 1999, or such later date to which the Chief Executive Officer of InPath may agree for the holding of such meeting (the "EXERCISE PERIOD").

      2.3  EXERCISE PROCEDURE.

      (i) This Warrant shall be deemed to have been redeemed or exercised when the Company has requested, in the case of redemption, and received, in the case of redemption or exercise, all of the following items (the "EXERCISE TIME"):

            (a) a completed Exercise Agreement, in the form of Exhibit A, attached, executed by the Holder;

            (b)  this Warrant; and

            (c) a check payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such redemption or exercise (the "AGGREGATE EXERCISE PRICE").

      (ii) Certificates for shares of Common Stock purchased upon redemption or exercise of this Warrant shall be delivered by the Company to the Holder within ten (10) business days after the date of the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been redeemed or exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been redeemed or exercised and shall, within such ten-day period, deliver such new Warrant to the person designated for delivery in the Exercise Agreement.

      (iii) The shares of Common Stock issuable upon the redemption or exercise of this Warrant shall be deemed to have been issued to the Holder at the Exercise Time, and the Holder shall be deemed for all purposes to have become the record holder of such Common Stock at the Exercise Time.

      (iv) The issuance of certificates for Common Stock upon redemption or exercise of this Warrant shall be made without charge to the Holder or the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such redemption or exercise and the related issuance of Common Stock. Each share of Common Stock issuable upon redemption or exercise of this Warrant shall, upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

      (v) The Company shall not close its books against the transfer of this Warrant or of any shares of Common Stock issued or issuable upon the redemption or exercise of this Warrant in any manner which interferes with the timely redemption or exercise of this Warrant.

      (vi) The Company shall assist and cooperate with any Holder or Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any redemption or exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

      (vii) All Common Stock issued upon the redemption or exercise of this Warrant shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which the Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued Common Stock to be less than the number of such shares of Common Stock required to be reserved hereunder for issuance upon redemption or exercise of the Warrants. The Holder hereof acknowledges that as of the date hereof, the Company does not have sufficient unissued authorized shares of Common Stock to redeem or honor an exercise of this Warrant.

      2.4 COMMON STOCK RECEIVABLE UPON EXERCISE. The shares of Common Stock receivable upon exercise of this Warrant shall be shares of the Company's voting Common Stock, no par value.

      2.5 TERMINATION OF THE WARRANT. Unless previously exercised or redeemed, this Warrant shall terminate on December 31, 2008.

      2.6 WARRANT TRUSTEE. If a bank or trust company shall have been appointed as trustee for the Holder pursuant to Section 6.2 hereof, such bank or trust company shall have all the powers and duties of a warrant agent appointed pursuant to Section 14 hereof and shall accept, in its own name for the account of the Company or such successor entity as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise of this Warrant pursuant to this
Section 2.

      3.    FRACTIONAL SHARES.

      In the event that the exercise of this Warrant, in full or in part, results in the issuance of any fractional share of Common Stock, then in such event the holder of this Warrant shall be entitled to cash equal to the fair market value of such fractional share as determined in good faith by the Company's Board of Directors.

      4.    ADJUSTMENT FOR DIVIDENDS, DISTRIBUTIONS AND RECLASSIFICATIONS.

      In case at any time or from time to time, the holders of Common Stock shall have received, or (on or after the record date fixed for the determination of shareholders eligible to receive) shall have become entitled to receive, without payment therefor:

      (a) other or additional stock or other securities or property (other than cash) by way of dividend; or

      (b) other or additional (or less) stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, recapitalization, combination of shares, or similar corporate restructuring;

other than additional shares of Common Stock issued as a stock dividend or in a stock-split (adjustments in respect of which are provided for in Section 6 hereof), then and in each such case the holder of this Warrant, on the exercise or redemption hereof as provided in Section 2 hereof, shall be entitled to receive the amount of stock and other securities and property (including cash in the case referred to in subsection (b) of this Section 4) that such holder would have received prior to or would have held on the date of such exercise or redemption if on the date hereof he had been the holder of record of the number of shares of Common Stock called for on the face of this Warrant and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and all such other or additional stock and other securities and property (including cash in the case referred to in subsection (b) of this Section 4) receivable by such holder as aforesaid during such period, giving effect to all further adjustments called for during such period by Sections 5 and 6 hereof.

      5.    ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION AND MERGER.

      5.1 CERTAIN ADJUSTMENTS. In case at any time or from time to time, the Company shall (i) effect a capital reorganization, reclassification, or recapitalization, (ii) consolidate with or merge into any other person, or
(iii) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then in each such case, the holder of this Warrant, on the exercise hereof as provided in Section 2 hereof and payment of the Exercise Price, at any time after the consummation of such reorganization, recapitalization, consolidation, or merger on the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock issuable on such exercise prior to such consummation or effective date, the stock and other securities and property (including cash) to which such holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such holder had so exercised this Warrant immediately prior thereto, all subject to further adjustment thereafter as provided in Sections 4 and 6 hereof.

      5.2 APPOINTMENT OF TRUSTEE FOR WARRANT HOLDERS UPON DISSOLUTION. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall, at its expense, deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the holders of the Warrant after the effective date of such dissolution pursuant to this Section 5 to a bank or trust company having an office in Chicago, Illinois, as trustee for the holder or holders of the Warrant.

      5.3 CONTINUATION OF TERMS. Upon any reorganization, consolidation, merger, or transfer (and any dissolution following any transfer) referred to in this Section 5, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation, or merger or the effective date of dissolution following any such transfer, as the case maybe, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided herein.

      6. ADJUSTMENTS FOR ISSUANCE OF COMMON STOCK AND AMOUNT OF OUTSTANDING COMMON STOCK.

      6.1 GENERAL. If at any time there shall occur any stock split, stock dividend, reverse stock split, or other subdivision of the Company's Common Stock ("Stock Event"), then the number of shares of Common Stock to be received by the holder of this Warrant shall be proportionately adjusted. No adjustment to the Exercise Price shall be made in connection with any adjustment of the number of shares of Common Stock receivable upon exercise of this Warrant, except that the Exercise Price shall be proportionately decreased upon the occurrence of any stock split or other subdivision of the Common Stock.

      6.2 OTHER ISSUANCES OF COMMON STOCK. Unless the Holder shall otherwise agree, if at any time there shall be any increase in the number of shares of Common Stock outstanding or which the Company is obligated to issue, or covered by any option, warrant, or convertible security which is outstanding or which the Company is obligated to issue (except in the event such issuance is unanimously approved by the Board of Directors of the Company and the Chief Executive Officer of InPath), then the number of shares of Common Stock issued pursuant to the Exchange Agreement and to be received by the Holders of all Warrants issued pursuant to the Exchange Agreement in the aggregate shall be 50% on a fully diluted basis as of the date of redemption of this Warrant and the number of shares of Common Stock to be received by the Holder of this Warrant shall be increased proportionately. Thereupon, the Exercise Price shall be correspondingly reduced so that the aggregate Exercise Price for all shares of Common Stock covered hereby shall remain unchanged. The provisions of this Section 6.2 shall not apply to any issuance of additional Common Stock for which an adjustment is provided under Section 6.1 hereof.

      6.3 OTHER SECURITIES. In case any Other Securities shall have been issued, or shall then be subject to issue upon the conversion or exchange of any stock (or Other Securities as defined in Section 11 hereof) of the Company (or any other issuer of Other Securities or any other entity referred to in Section 5 hereof) or to subscription, purchase, or other acquisition pursuant to any rights or options granted by the Company (or such other issuer or entity), except in the event such issuance, subscription, purchase or other transfer shall have been unanimously approved by the Board of Directors of the Company and the Chief Executive

Officer of InPath, the holder hereof shall be entitled to receive upon exercise hereof such amount of Other Securities (in lieu of or in addition to Common Stock) as is reasonably determined to preserve the rights and preferences of the holder of this Warrant.

      6.4 ADJUSTMENTS TO EXCHANGE AGREEMENT CONSIDERATION. In addition to any other adjustments, if the conditions set forth in Section 1.4 of the Exchange Agreement for adjustment of the number of shares of Common Stock issuable to the InPath Members are met, the number of shares of Common Stock to be received by the Holder of this Warrant shall be adjusted according to the formula found in Section 1.4 of the Exchange Agreement

      7.    NO DILUTION OR IMPAIRMENT.

      The Company will not, by amendment of its Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate to protect the rights of the holder of the Warrant against dilution or other impairment. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of stock receivable on the exercise of the Warrant above the amount payable therefor on such exercise, (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock on the exercise of the Warrant from time to time outstanding, and (iii) will not transfer all or substantially all of its properties and assets to any other entity (corporate or otherwise), or consolidate with or merge into any other entity or permit any such entity to consolidate with or merge into the Company (if the Company is not the surviving entity), unless such other entity shall expressly assume in writing and will be bound by all the terms of this Warrant and the Agreement.

      8.    ACCOUNTANTS' CERTIFICATE AS TO ADJUSTMENTS.

      In each case of any event that may require any adjustment or readjustment in the shares of Common Stock issuable on the exercise of this Warrant, if requested by the Holder, the Company at its expense will promptly cause independent certified public accountants selected by the Board of Directors to compute such adjustment or readjustment, if any, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment, or stating the reasons why no adjustment or readjustment is being made, and showing, in detail, the facts upon which any such adjustment or readjustment is based, including a statement of (i) the number of shares of the Company's Common Stock then outstanding on a fully diluted basis, and (ii) the number of shares of Common Stock to be received upon exercise or redemption of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted and readjusted (if required by Section 6) on account thereof. The Company will promptly mail a copy of each such certificate to each holder of a Warrant, and will, on the written request at any time of any holder of a Warrant, furnish to such holder a like certificate setting forth the calculations used to determine such adjustment or readjustment.

      9.    NOTICES OF RECORD DATE.

      In the event of:

            (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

            (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or any consolidation or merger of the Company with or into any other person; or

            (c) any voluntary or involuntary dissolution, winding-up of the Company; or liquidation, or

            (d) any proposed issue or grant by the Company of any shares of stock of any class or any other securities, or any right or option to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities (other than the issue of Common Stock on the exercise of this Warrant), then, and in each such event, the Company will mail or cause to be mailed to the holder of this Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution, or right, and stating the amount and character of such dividend, distribution, or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding-up, and (iii) the amount and character of any stock or other securities, or rights or options with respect thereto, proposed to be issued or granted, the date of such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant is to be offered or made. Such notice shall be mailed at least thirty (30) days prior to the date specified in such notice on which any such action is to be taken.

      10.   RESERVATION OF COMMON STOCK ISSUANCE ON EXERCISE OF WARRANT.

      The Company will take all steps necessary to amend its Articles of Incorporation to provide sufficient reserves of shares of Common Stock issuable upon exercise of the Warrants issued to InPath Members pursuant to the Exchange Agreement and at all times thereafter to reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, a number of shares of its Common Stock equal to the total number of shares of Common Stock from time to time issuable upon exercise of the Warrant. The Company will not issue additional shares of Common Stock or Other Securities, including securities convertible into Common Stock, without the unanimous approval of the Board of Directors of the Company and the Chief Executive Officer of InPath.

      11.   DEFINITIONS.

      As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

      11.1 The term "Company" shall include Bell National Corporation, and any corporation that succeeds to or assumes the obligations of the Company hereunder.

      11.2 The term "Common Stock" means (i) the Company's voting Common Stock, no par value, (ii) any other capital stock of any class or classes (however designated) of the Company, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and (iii) any other securities into which or for which any of the securities described in clauses (i) or (ii) above have been converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets, or otherwise.

      11.3 The term "Other Securities" refers to any capital stock (other than Common Stock) and other securities of the Company or any other entity (corporate or otherwise) (i) which the holder of this Warrant at any time shall be entitled to receive, or shall have received, on the exercise of this Warrant, in lieu of or in addition to Common Stock, or (ii) which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities, in each case pursuant to
Section 4, 5 or 6 hereof.

      12.   WARRANT AGENT.

      The Company may, by written notice to the holder of this Warrant, appoint an agent having an office in Chicago, Illinois, for the purpose of issuing Common Stock on the exercise of this Warrant pursuant to Section 2 hereof, and exchanging or replacing this Warrant pursuant to the Agreement, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

      13.   REMEDIES.

      The Company stipulates that the remedies at law of the holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

      14.   NOTICES.

      All notices and other communications from the Company to the holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such holder or, until any such holder furnishes to the Company an address, then to, and at the address of, the last holder of this Warrant who has so furnished an address to the Company.

      15.   MISCELLANEOUS.

      In case any provision of this Warrant shall be invalid, illegal or unenforceable, or partially invalid, illegal or unenforceable, the provision shall be enforced to the extent, if any, that it may legally be enforced and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Warrant and any term hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be governed by and construed in accordance with the domestic substantive laws (and not the conflict of law rules) of the State of California. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. This Warrant shall take effect as an instrument under seal.


[Signature page to follow]

      IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer and its corporate seal to be impressed hereon and attested by its Secretary.

ATTEST:                                  BELL NATIONAL CORPORATION



By:_________________________       By:_____________________________
Name: Thomas R. Druggish              Name:   Alexander M. Milley
Title: Assistant Secretary            Title:  Chairman of the Board





[CORPORATE SEAL]





Dated as of December 4, 1998

EXHIBIT A


                        FORM OF EXERCISE AGREEMENT
                        --------------------------


      (To Be Executed by the Holder if the Holder Desires to Exercise Warrants Evidenced by the Foregoing Warrant)

To:   Bell National Corporation

      The undersigned hereby irrevocably elects to exercise _____ Warrants evidenced by the foregoing Warrant for, and to purchase thereunder, ____ shares of Common Stock issuable upon exercise of said Warrants and delivery of $_____________ in cash, and any applicable taxes payable by the undersigned pursuant to such warrant.

      The undersigned requests that certificates for such shares be issued in the name of

                                   __________________________________
                                   __________________________________
                                   __________________________________
                                    (Please print name and address)
                                   SSN:______________________________

      If said number of Warrants shall not be all the Warrants evidenced by the foregoing Warrant Certificate, the undersigned requests that a new Warrant Certificate evidencing the Warrants not so exercised be issued in the name of and delivered to

                                   __________________________________
                                   __________________________________
                                   __________________________________
                                   (Please print name and address)

Dated:  ______________, ____ Name of Holder
                                   (Print)


                                   By:   _____________________________
                                         Name:
                                         Title: